UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 25, 2006

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

ITEM 8.01 – Other Events.

On August 18, 2006, IA Global, Inc. (the “Company”) received an Interim Award of Arbitrator (“Interim Award”) from the American Arbitration Association related to the case of Mr. Badner against the Company and Inter Asset Japan, a shareholder in the Company. The Interim Award denied certain claims made by Mr. Badner, but awarded him $55,000 plus interest related for indemnification of expenses paid by Mr. Badner in connection with the Company's defense in a prior lawsuit and arbitration proceeding brought by a third party. The Interim Award also provided for briefing on the question of whether the Company, IAJ, or Mr. Badner is entitled to recover expenses incurred in the prosecution or defense of the arbitration, and, if so, the amount to be paid. Due to the resignation of Mr. Badner’s attorney on September 25, 2006, these issues are expected to be resolved during the fourth quarter of 2006.

As previously disclosed, Mr. Badner was seeking damages of $2.5 million plus interest related to the alleged breach of the September 25, 2002 Agreement and Assignment between the parties, and $100,000 for damages suffered related to alleged fraud and misrepresentations and costs and punitive and exemplary damages in an amount to be determined at the arbitration hearings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: September 28, 2006

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer